July __, 2016
Calvert Variable Products, Inc. behalf of
Calvert VP Natural Resources Portfolio
4550 Montgomery Avenue
Bethesda, Maryland 20814

Calvert Variable Products, Inc. on behalf of
Calvert VP Russell 2000 Small Cap Index Portfolio
4550 Montgomery Avenue
Bethesda, Maryland 20814

Re:	Reorganization of the Calvert VP Natural Resources Portfolio into the Calvert VP Russell 2000 Small Cap Index Portfolio, each a series of Calvert Variable Products, Inc.

Ladies and Gentlemen:
You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.
Parties to the Transaction
Calvert VP Natural Resources Portfolio (“Target Fund”) is a series of Calvert Variable Products, Inc., a Maryland corporation (the “Corporation”).

Calvert VP Russell 2000 Small Cap Index Portfolio (“Acquiring Fund”) is also a series of the Corporation.
Description of Proposed Transaction
In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund.  Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.
Scope of Review and Assumptions
In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Corporation with respect to Target Fund and the Corporation with respect to Acquiring Fund dated July 22, 2016 (the “Reorganization Agreement”) and on the prospectus/proxy statement dated July 22, 2016, which describes the proposed transaction, and on the information provided in such prospectus/proxy statement.  We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of the prospectus/proxy statement and the date of this letter.  We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Calvert Variable Products, Inc. on behalf of
Calvert VP Natural Resources Portfolio

Calvert Variable Products, Inc. on behalf of
Calvert VP Russell 2000 Small Cap Index Portfolio

June 13, 2016

Representations
Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.
Discussion
One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity.  As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business.  The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund.  Target Fund invests primarily in exchange-traded funds and exchange-traded notes that are linked to various natural resources and commodity indexes.  Acquiring Fund invests in small capitalization equity securities that comprise the Russell 2000 Small Cap Index.  Acquiring Fund has represented that it will not use any of the assets of Target Fund in the business of Acquiring Fund, since Acquiring Fund does not hold and will not hold exchange-traded funds and exchange-traded notes.  Therefore, continuity of business enterprise may be present only if Acquiring Fund continues the historic business of Target Fund.
There is very little official guidance as to the meaning of continuation of the historic business.  In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments.  The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing.  In the current situation, as noted above, Acquiring Fund has historically invested in small capitalization equity securities that comprise the Russell 2000 Small Cap Index, and Target Fund invests primarily in exchange-traded funds and exchange-traded notes that are linked to various natural resources and commodity indexes.  Therefore the Revenue Ruling is not squarely on point.  However, the fact that Acquiring Fund does not invest in exchange-traded funds and exchange-traded notes that are linked to various natural resources and commodity indexes, the primary investment of Target Fund, and that Acquiring Fund will not use any of the historic assets of Target Fund in Acquiring Fund’s business, is strong evidence that Acquiring Fund and Target Fund are not in the same business.  Therefore we conclude that the Reorganization will be a taxable event.  However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

Calvert Variable Products, Inc. on behalf of
Calvert VP Natural Resources Portfolio

Calvert Variable Products, Inc. on behalf of
Calvert VP Russell 2000 Small Cap Index Portfolio

June 13 , 2016

The legal owners of shares of the Target Fund are separate accounts of insurance companies which support variable life insurance and/or variable annuity contracts (each a “Contract”) issued by the insurance companies.  The Contracts are intended to be, and have been represented to us to be, life insurance contracts and variable annuity contracts for purposes of the Internal Revenue Code (the “Code”).  Owners of such contracts are not taxable on income earned by the separate accounts in which the Contracts invest unless and until amounts are withdrawn from the Contracts, or unless the owner of a Contract has an impermissible level of control over the investments of the Contract.  We have no reason to believe that the owner of any Contract has such an impermissible level of control, but we have not independently verified that fact.  For purposes of this opinion, we assume that the Contracts are life insurance contracts and variable annuity contracts for purposes of the Code and that owners of the Contracts do not have impermissible levels of investor control over the investments of the Contracts.
Opinions
Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, which are not free from doubt because they are based on the stated assumptions:
1.         The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund will be a taxable sale of all of the assets of Target Fund for their fair market value.
2.         Assuming each shareholder's Policy is treated as a variable annuity for federal income tax purposes, none of the owners of Contracts for which either the Target Fund or the Acquiring Fund serves as an investment option will recognize taxable income, gains or losses for federal income tax purposes upon closing of the Reorganization.
The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.  This opinion letter is delivered to you in satisfaction of the requirements of Section _ of the Reorganization Agreement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,